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                                                                  EXECUTION COPY



                            ASSET PURCHASE AGREEMENT

                  THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of February 2, 2000 among Filene's Basement Corp., a Massachusetts corporation, Filene's Basement, Inc., a Massachusetts corporation and wholly owned subsidiary of Filene's Basement Corp. (collectively, the "SELLER"), each a debtor and debtor-in-possession in a case pending under chapter 11 of the Bankruptcy Code, and Base Acquisition Corp., a Delaware corporation ("PURCHASER").

                              PRELIMINARY STATEMENT

                  WHEREAS, Seller is engaged in the retail sale of men's and women's apparel under the trade name "Filene's Basement" in the Stores (as defined herein), and under the name "Aisle 3" in the Aisle 3 Stores (as defined herein); and

                  WHEREAS, on August 23, 1999 (the "Filing Date"), Seller filed voluntary petitions with the Bankruptcy Court initiating cases under chapter 11 of the Bankruptcy Code, and has continued in the possession of its assets and in the management of its business pursuant to sections 1107 and 1108 of the Bankruptcy Code; and

                  WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, substantially all of the assets of the Business (as defined herein), as well as the inventory held or to be held for sale under the "Aisle 3" tradename, and Purchaser will assume certain liabilities, all on the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS

                  SECTION 1.1. DEFINITIONS. Unless otherwise defined herein, the terms defined in the introductory paragraph and the Recitals to this Agreement shall have the respective meanings specified therein, and the following terms shall have the meanings specified below:

                  "Actual Net Asset Value" shall be the actual difference between those assets and liabilities of the Seller expressly identified on (and calculated in the same manner as) Exhibit A hereto (as provided by Purchaser). The Actual Net Asset Value shall be determined as of the Effective Date, and adjusted from time to time.


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                  "Administrative Expenses" shall mean any cost or expense of administration of the Cases under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, allowed reclamation claims.

                  "Agreement" has the meaning set forth in the preamble and shall include all Schedules and Exhibits hereto.

                  "Aisle 3 Stores" shall mean stores operated by the Seller under the "Aisle 3" tradename.

                  "Ancillary Agreements" means, collectively, the Interim Management Agreement, the Bill of Sale, the Leasehold Assumption and Assignment Agreement, Trademark Assignments, the Registration Rights Agreement and any other documents necessary to effectuate the purchase and sale of the Business and the Purchased Assets.

                  "Assigned Leases" means the Leases not eliminated by Purchaser pursuant to Section 2.8.

                  "Assumed Contracts" shall mean those rights of Seller under contracts, leases on personal property, franchises, commitments, agreement or licenses, or bids or proposals which would result in any of the foregoing, solely to the extent expressly assumed by the Purchaser in accordance with
Section 2.9, including, without limitation, any Deferred Contracts assumed by the Seller.

                  "Assumed Liabilities" has the meaning set forth in Section
2.3.

                  "Auction" has the meaning set forth in Section 10.1.

                  "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U. S.C. Section 101, et seq.

                  "Bankruptcy Court" means the United States Bankruptcy Court for the District of Massachusetts, or any other court, having jurisdiction over the Cases from time to time.

                  "Bidding Procedures Order" means an order of the Bankruptcy Court in form and substance reasonably acceptable to Purchaser.

                  "Bill of Sale" means the Bill of Sale to be executed at Closing by Seller and Purchaser.

                  "Break-up Fee" has the meaning set forth in Section 10.1.

                  "Business" means the business of Seller relating to the sale and distribution of men's and women's fashion apparel and accessories under the "Filene's Basement" trade name.


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                  "Business Day" means a day, other than a Saturday or a Sunday, on which the New York Stock Exchange is open for business in the City of New York.

                  "Cases" means the Chapter 11 cases of the Seller pending in the Bankruptcy Court and being jointly administered for procedural purposes as IN RE FILENE'S BASEMENT CORP., case nos. 99-16984 through 99-16985 (WC4).

                  "Cash Purchase Price" shall have the meaning set forth in
Section 2.2.

                  "Closing" shall mean the consummation of the transactions contemplated herein in accordance with Section 9.1.

                  "Closing Date" shall have the meaning set forth in Section
9.1.

                  "Code" means the Internal Revenue Code of 1986, as heretofore or hereafter amended.

                  "Common Stock" shall mean the common stock, without par value, of Value City Department Stores, Inc., as constituted on the Closing Date.

                  "COTS Software" has the meaning set forth in Section 3.6.

                  "DIP Facility" has the meaning set forth in Section 2.3.

                  "Damages" means losses, amounts paid in settlement, claims, damages, Liabilities, obligations, judgments, settlements and reasonable out-of-pocket costs and reasonable expenses and attorneys' fees; provided, however, that Damages shall not include (i) any incidental or consequential damages or (ii) any special or punitive damages.

                  "Deferred Contracts" has the meaning set forth in Section 2.9.

                  "Distribution Center" shall mean the distribution center of the Seller relating to the Business and/or the Purchased Assets.

                  "Downtown Boston Lease" means the lease relating to the Downtown Boston Store located in downtown Boston.

                  "Downtown Boston Store" means the Store located in downtown Boston.

                  "Effective Date" means the effective date of the Interim Management Agreement.

                  "Equipment and Fixtures" means, to the extent used or usable in the Business, (i) cash registers and related equipment and software and licenses pertaining thereto, credit card processing equipment, all point of sale, ticketing, telephone and security systems and equipment, furniture, furnishings, fixtures, trade fixtures and improvements and all signage located at or affixed to, the Stores or Distribution Center,


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and (ii) to the extent assignable, any rights of Seller to the warranties, licenses and other similar rights with respect thereto.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Excluded Assets" means (a) any assets of any Plan maintained by the Seller or its affiliates, unless such Plan is assumed by Purchaser or to the extent that any assets relating to any Plan are transferred to any employee benefits plan maintained by Purchaser, in each case on terms mutually agreed upon by Seller and Purchaser prior to the Closing Date, (b) any rights of Seller under this Agreement or under any other agreement between Seller and Purchaser,
(c) all real property leases and the proceeds therefrom held by Seller other than the Assigned Leases, (d) all contracts held by Seller other than the Assumed Contracts, (e) copies of books and records made at the request of Seller, or the Official Committee (I.E., the originals shall constitute Purchased Assets but not any such requested copies thereof) (f) avoidance actions under chapter 5 of the Bankruptcy Code, (g) such other causes of action as shall be mutually agreed to by the parties and (h) claims or causes of action existing as of the Closing Date that relate solely to any of the foregoing Excluded Assets.

                  "Excluded Liabilities" has the meaning set forth in Section
2.3.

                  "Filing Date" has the meaning set forth in the recitals.

                  "Final Inventory" has the meaning set forth in Section 2.4.

                  "GAAP" means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

                  "Governmental Agency" means (a) any international, foreign, federal, state, county, local or municipal governmental or administrative agency or political subdivision thereof, (b) any governmental authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction or (e) any arbitration tribunal or other non- governmental authority with applicable jurisdiction.

                  "Gross Rings" means gross register receipts less applicable sales tax.

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Installment Purchase Price" has the meaning set forth in
Section 2.2.

                  "Intellectual Property" means all copyrights, trademarks, trademark applications, service marks, patents, patent applications and goodwill associated with the Stores and the Aisle 3 Stores and/or otherwise associated with the Business, including all trademarks and trademark applications listed on Schedules 3.6(a) and 3.6(k) attached


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hereto, together with (1) all inventions, processes, production methods, proprietary information, know-how and trade secrets used in the Business and the Aisle 3 Stores; (2) all licenses or user or other agreements granted to Seller with respect to any of the foregoing, in each case whether now or hereafter owned or used including, without limitation, the licenses or other agreements with respect to such copyrights, the patents or the trademarks; (3) all information, customer lists, identification of suppliers, data, plans, blueprints specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, and the like pertaining to the operation by Seller of the Business and the Aisle 3 Stores; (4) all field repair data, sales data and other information relating to sales or service of products and which pertain to the Business and the Aisle 3 Stores; (5) all accounting information which pertains to the Business and the Aisle 3 Stores and all media in which or on which any of the information or knowledge or data or records which pertain to the Business and the Aisle 3 Stores may be recorded or stored and all computer programs used for the compilation or printout of such information knowledge, records or data, and all books and records relating to the Business and the Aisle 3 Stores (including such books and records as are contained in computerized storage media), including books and records related to inventory, purchasing accounting, sales, maintenance, repairs, marketing, banking, Intellectual Property, shipping records, personnel files for transferred employees and all files, customer and supplier lists, records, literature and correspondence related to the Business and the Aisle 3 Stores; provided, however, that Seller shall be entitled to make and retain copies of such books and records to the extent they relate to Excluded Assets or Excluded Liabilities or are otherwise required in the administration of the estates of Seller and its affiliates and the Cases; (6) all licenses, consents, permits, variances, certifications and approvals of governmental agencies now or hereafter held by Seller pertaining to the operation by Seller of the Business and the Aisle 3 Stores; and (7) all causes of action, claims and warranties now or hereafter owned or acquired by Seller in respect of any of the items listed above in this paragraph.

                  "Interim Management Agreement" shall mean the agreement between the Purchaser and Seller in the form attached hereto as Exhibit B.

                  "Inventory Count" has the meaning set forth in Section 2.4.

                  "Inventory Date" has the meaning set forth in Section 2.4.

                  "IT Transferred Employees" means those Transferred Employees whose primary employment responsibilities relate to the information technology systems of the Business.

                  "Knowledge" means, generally, as to the officers of the Seller and, as to the representations and warranties contained herein relating to specific areas of Seller's Business, as to the employees of Seller who are charged with the oversight of such specific area of the Seller's Business, (i) the actual knowledge of such person and (ii) information that should have been known by such persons, assuming due inquiry.


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                  "Leased Property" means all of Seller's right, title and
interest, as tenant or direct or indirect sub-tenant, under the Leases.

                  "Leasehold Assumption and Assignment Agreement" means the Assumption and Assignment Agreement for Non-Residential Real Property Leases to be executed at Closing by Purchaser and Seller.

                  "Leases" means those real property leases more particularly described on Schedule 1.1(a).

                  "Letter of Credit Deposit" means the deposit of one million dollars ($1,000,000) in the form of a Letter of Credit made in the favor of Seller.

                  "Liability" or "Liabilities" means any liability, obligation or claim by a third party (whether known or unknown, asserted or unasserted, fixed or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

                  "Lien" means any mortgage, pledge, security interest, charge or other encumbrance.

                  "Licensed Intellectual Property Agreements" has the meaning assigned in Section 3.6.

                  "Licensed Software" has the meaning set forth in Section 3.6

                  "Market Value" shall mean, in respect of any share of Common Stock on the Closing Date, the average closing price per share of Common Stock as reported on the New York Stock Exchange for the twenty Business Days ending the day prior to the Closing Date.

                  "Material Adverse Effect" means a material adverse effect with respect to the Purchased Assets, taken as a whole, other than by reason of any diminution in the working capital assets or goodwill of Seller by reason of the ongoing operation of the Business after the Effective Date.

                  "Material Intellectual Property" has the meaning set forth in
Section 3.6.

                  "Merchandise" has the meaning set forth in Section 2.4.

                  "Official Committee" means the Official Committee of Unsecured Creditors in the Cases, as appointed by the United States Trustee and reconstituted from time to time.

                  "On-Order Merchandise" means goods ordered before the Effective Date in the ordinary course of business, that both (i) have not been paid for and (ii) have not


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been received at the Stores, the Distribution Center, any of the Seller's
consolidators or the Aisle 3 Stores prior to the Effective Date.

                  "Order" means an order of the Bankruptcy Court, authorizing, among other things, the sale of the Purchased Assets to Purchaser and the assignment of the Assigned Leases and Assumed Contracts to Purchaser, in accordance with the terms and conditions of this Agreement and pursuant to, among others, sections 105, 363, 365 and 1146(c) of the Bankruptcy Code, in form and substance acceptable to Purchaser.

                  "Owned Software" has the meaning assigned in Section 3.6.

                  "Permit" means any permit, approval, authorization, license, variance or permission required by a Governmental Agency under any applicable law or otherwise relating to the Business.

                  "Person" means any individual, partnership, corporation, trust, association, limited liability company, Governmental Agency or other entity.

                  "Plan" or "Plans" means all "employee benefit plans", as defined in Section 3(3) of ERISA, and all other material employee benefit arrangements, payroll practices, employment agreements, incentive plans, or other similar compensatory arrangements, whether or not subject to ERISA, including, without limitation, any such arrangements providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, maintained, sponsored, or contributed to by Seller for the benefit of current or former employees of Seller.

                  "Priority Unsecured Claims" means those general unsecured claims arising prior to the Filing Date that are entitled to priority pursuant to Section 507(a) of the Bankruptcy Code.

                  "Purchase Price" has the meaning set forth in Section 2.2.

                  "Purchase Price Adjustment" has the meaning set forth in
Section 2.4

                  "Purchased Assets" means all right, title and interest of Seller in and to any and all of the business, properties, assets, goodwill, rights and claims of whatever kind and nature, real or personal, tangible or intangible, known or unknown, actual or contingent and wherever situated as the same may exist on the Closing Date and are related exclusively to the Business and, as expressly provided below, related to the Aisle 3 Stores, other than the Excluded Assets. Without limiting the generality of the foregoing, the Purchased Assets shall include, without limitation, all right, title, and interest of any Seller in, to and under all of the following:

                         (a) all assets or other property used by any of the
                    store operations included in the Stores, the Aisle 3 Stores, the Seller's consolidators and the Distribution Center;


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                         (b) all Leases and all Leased Property and (to the
                    extent owned by Seller) buildings, fixtures, signage, and improvements thereon and other appurtenances thereto and rights in respect of any of the foregoing items in this clause (b);

                         (c) all Merchandise and other tangible personal
                    property located in the Stores acquired by Purchaser;

                         (d) all inventory in stock, on-order or otherwise
                    intended for resale in the Aisle 3 Stores and located in or otherwise purchased for Aisle 3 Stores;

                         (e) all Equipment and Fixtures located in the Stores,
                    Aisle 3 Stores and Distribution Center, and all Supplies held by Seller in or for the Stores and the Aisle 3 Stores;

                         (f) all of the Intellectual Property, including,
                    without limitation, the trademarks and tradenames "Filene's Basement," "Filene's Basement of Boston" and "Aisle 3";

                         (g) to the extent legally assignable, all Permits;

                         (h) all cash held or received by Seller on account of
                    sales or receivables created on or after the Effective
                    Date;

                         (i) any cash or cash equivalents of Seller (including
                    for this purpose all (i) collected funds received in bank accounts of Seller, (ii) amounts in the process of collection charged on credit cards, (iii) cash collateralizing outstanding letters of credit, (iv) cash held in escrow and (v) cash in the Stores);

                         (j) all credit card receivables, accounts receivable
                    and notes receivable for sales;

                         (k) all assets, properties, goodwill, rights and claims
                    of any kind and nature related to the Business not otherwise described above;

                         (l) the Seller's interest in the Michigan Avenue Real
                    Estate Development right described on Schedule 1.1(b);

                         (m) the Seller's rights (but not liabilities) under the
                    Seller's Supplemental Executive Retirement Plan and related executive severance plans described on Schedule 1.1(c) and any settlement agreements with respect thereto;

                         (n) the following, to the extent that they relate
                    exclusively to any Assumed Liability, Assumed Contract or Purchased Asset: claims, deposits (including without limitation deposits for layaway items),


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                    prepayments, prepaid assets (as adjusted as of the Effective
                    Date), refunds, causes of action (except as expressly excluded), rights of recovery, rights of setoff and rights of recoupment as of the Closing Date;

                         (o) all Assumed Contracts;

                         (p) all goodwill associated with the Purchased Assets;

                         (q) Web sites and Web addresses used in the Business or
                    otherwise relating to the Purchased Assets;

                         (r) all cash registers located in the Stores and all
                    licenses (including software licenses) pertaining thereto;

                         (s) photos of the Stores and architectural drawings
                    thereof, if any; and

                         (t) any "800" or "888" numbers used in the operation of
                    the Stores by Seller.

                  "Purchaser" has the meaning set forth in the preamble.

                  "Registration Rights Agreement" shall mean the Registration Rights Agreement to be executed at the Closing by Seller and Purchaser, in form and substance acceptable to Purchaser, Seller and the Official Committee.

                  "Sale Procedure Motion" has the meaning set forth in Section 10.1.

                  "Schedules" means the various Schedules referred to in, and attached to, this Agreement.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Seller" has the meaning set forth in the preamble.

                  "Stock Consideration" has the meaning set forth in Section
2.2.

                  "Stores" means the premises described in the Leases listed on
Schedule 1.1(a) and all fixtures, leasehold improvements or signage thereon, used or held for use by Seller in the Business.

                  "Supplies" includes, but is not limited to, all labels, hang tags, bags, boxes, wrapping materials, stationary, hangers and any other packing, shipping, sales or display supplies relating to the Business.

                  "Survival Period" has the meaning set forth in Section 3.13.

                  "Tax Return" means any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes.


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                  "Tax" or "Taxes" means (i) all federal, state, local and
foreign taxes, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, withholding, Social Security, unemployment, disability, real property, personal property, registration, environmental, custom duties, value added, alternative or add-on minimum, estimated or other tax, including any interest, penalties or additions thereto, whether disputed or not, or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person, or (iii) in the case of Seller, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of Seller is determined or taken into account with reference to the liability of any other Person.

                  "Trademark Assignments" means all assignment documents in recordable form necessary to assign all trademarks used in the Business, or relating to the Purchased Assets, to Purchaser.

                  "Transaction Taxes" has the meaning set forth in Section 11.1.

                  "Transferred Employees" means the employees of the Business who accept and commence employment with Purchaser on or about the Closing Date.

                  "Value" means the cost value of Merchandise calculated using the retail method of accounting, in accordance with past practices and GAAP, consistently applied.

                  "Value City" means Value City Department Stores, Inc.

                                   ARTICLE 2

                    SALE AND PURCHASE OF PURCHASED ASSETS AND
                        ASSUMPTION OF ASSUMED LIABILITIES

                  SECTION 2.1. PURCHASE AND SALE OF PURCHASED ASSETS. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, all of Seller's right, title and interest in and to the Purchased Assets.

                  SECTION 2.2. PURCHASE PRICE. The aggregate purchase price for the Purchased Assets (the "PURCHASE PRICE") shall consist of:

                  (1) $3,500,000 in cash (the "Cash Purchase Price");

                  (2) $6,000,000 in cash payable in three equal annual installments beginning on the first anniversary of the Closing Date, as adjusted pursuant to Section 2.4 (the "Installment Purchase Price"); and


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                  (3) Such number of shares of Common Stock of Value City having a Market Value of $5,500,000 on the Closing Date (the "Stock Consideration").

                  SECTION 2.3. ASSUMPTION OF LIABILITIES. On the terms and subject to the conditions set forth in this Agreement, from and after the Closing, Purchaser will assume and pay, perform, discharge and be responsible solely for the following liabilities of Seller (the "ASSUMED LIABILITIES"):

                  (1) The assumption of secured indebtedness incurred in the Cases pursuant to the $135 million debtor-in-possession financing facility, as previously or hereafter amended (the "DIP Facility") entered into by Seller on the Filing Date and approved by the Bankruptcy Court (the "ASSUMED INDEBTEDNESS"), which shall be paid by Purchaser on the Closing Date, or such later date to which the lenders under the DIP Facility shall consent.

                  (2) The payment of an amount of Administrative Expenses and Priority Unsecured Claims (including, without limitation, accrued and unpaid expenses) not to exceed the amount of Administrative Expenses and Priority Unsecured Claims which would cause the Actual Net Asset Value to be less than $(28,575,000). Purchaser shall have the right to review and/or dispute any and all of such Administrative Expenses or Priority Unsecured Claims. Such Administrative Expenses and Priority Unsecured Claims shall be paid by Seller prior to the Closing Date or by Purchaser after the Closing Date in the ordinary course when they become due according to their terms.

                  (3) Ordinary course trade payables and other expenses directly and solely relating to the operation of the Business from the Effective Date to the Closing Date shall not be taken into account in the calculation of Actual Net Asset Value. Such Administrative Expenses shall be paid by Seller prior to the Closing Date or by Purchaser after the Closing Date in the ordinary course when they become due according to their terms.

                  (4) Payment of the difference between (x) all severance obligations due and owing with respect to employees of Seller as of the date hereof, including without limitation Transferred Employees, who are terminated prior to six (6) months after the Closing Date (or nine (9) months in the case of IT Transferred Employees) (including approximately $1,600,000 for Aisle 3 employees and persons terminated prior to the Effective Date), less (y) $4,600,000. All other severance obligations shall be included in the calculation of Actual Net Asset Value. Severance obligations arising from the termination of Transferred Employees more than six (6) months after the Closing Date (or nine
(9) months in the case of IT Transferred Employees) shall be the obligation of Purchaser.

                  (5) The assumption of employee benefits of Transferred Employees, (including sick pay, personal days, pension and vacation pay); PROVIDED, HOWEVER, that the amount of accrued vacation pay as of the Effective Date shall be included in the calculation of the Actual Net Asset Value, and, for that purpose, the amount of such


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accrued vacation pay of Transferred Employees as of the Effective Date shall be fixed at $1,000,000.

Except as otherwise expressly provided for herein, Purchaser shall not assume any other Liabilities of the Seller, including but not limited to any claims arising prior to the Filing Date or after the Closing Date. Nothing contained in paragraph (2) above shall constitute an assumption of any particular liabilities of Seller. Rather, Purchaser is merely agreeing to pay a specified amount of Seller's Administrative Expenses and Priority Unsecured Claims, and no more. In the event that the actual Administrative Expenses and Priority Unsecured Claims of Seller exceeds the amount of the maximum payment obligation of Purchaser set forth in paragraph (2) above, such claims and related liabilities shall be the sole and exclusive responsibility of Seller and Purchaser shall not be liable for payment of any such claims. All liabilities and obligations of Seller of whatever kind and nature, known or unknown, fixed or contingent, accrued or unaccrued, other than the Assumed Liabilities, are hereinafter referred to as the "EXCLUDED LIABILITIES." Purchaser shall not assume or pay, perform, discharge or be responsible for any of the Excluded Liabilities.

                  SECTION 2.4. ADJUSTMENT OF PURCHASE PRICE.

                  (a) Between January 5, 2000 and January 15, 2000 (the "Inventory Dates"), Seller caused to be taken inventories of the Merchandise in the Stores, the Aisle 3 Stores, the Seller's consolidators and the Distribution Center (the "INVENTORY COUNT(S)"). Seller represents that the Inventory Counts were taken by RGIS Inventory Specialists, and observed by Arthur Andersen LLP, and completed in accordance with past accounting policies and practices of the Seller and in accordance with GAAP. Seller shall cause either Arthur Andersen LLP or RGIS Inventory Specialists to certify the accuracy of the Inventory Counts, and thereafter such Inventory Counts shall be deemed accurate by the parties as of the date such Inventory Counts were taken.

                  (b) For purposes of calculating the Actual Net Asset Value, the final inventory shall mean the aggregate Value of all of the Merchandise, as calculated on their respective Inventory Dates, as adjusted (i) for inventory associated with Gross Ring sales, (ii) for returns after the Inventory Dates,
(iii) for inventory purchased after the Inventory Dates and (iv) by a shrink adjustment of 2% (the "Final Inventory"). "MERCHANDISE" shall mean all goods in stock or intended for resale in the Business, owned by Seller and located at the Stores, Aisle 3 Stores, Seller's consolidators or Distribution Center or in transit among the Distribution Center, the Seller's consolidators, the Stores or the Aisle 3 Stores on the Effective Date.

                  (c) Merchandise located in any Aisle 3 Stores, and any Stores which are eliminated from Purchased Assets by Purchaser pursuant to Section 2.8, shall nevertheless be included in the Final Inventory.

                  (d) The Actual Net Asset Value shall be calculated in a manner consistent with the calculation set forth on Exhibit A and adjusted from time to time to reflect the amount of the actual disbursements by Purchaser for Assumed Liabilities; PROVIDED, HOWEVER, that the amount of accrued vacation pay of Transferred Employees as


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of the Effective Date shall be fixed at $1,000,000. The Purchase Price shall be adjusted as follows (the "Purchase Price Adjustment"): In the event that the Actual Net Asset Value, shall be greater than $(20,425,000), then the Purchase Price shall be increased, on a dollar-for-dollar basis, by the difference between the Actual Net Asset Value and $(20,425,000). Any such increase shall be paid by the Purchaser in three equal annual installments beginning on the first anniversary of the Closing Date. As an example, in the event that the Actual Net Asset Value shall be $(19,000,000), then the Purchase Price shall be increased by $1,425,000, or the difference between $(20,425,000) and $(19,000,000). In the event that the Actual Net Asset Value shall be less than $(22,575,000), then the Purchase Price shall be decreased, on a dollar-for-dollar basis, by the difference between the Actual Net Asset Value and $(22,575,000). Any such reduction shall be deducted by the Purchaser first, PRO RATA from each successive payment of the Installment Purchase Price, second, from the Stock Consideration, and third, from the Cash Purchase Price, until such reduction is satisfied. As an example, in the event that the Actual Net Asset Value shall be $(25,000,000), then the Purchase Price shall be decreased by $2,425,000, or the difference between $(22,575,000) and $(25,000,000).

                  SECTION 2.5. DEPOSIT. Promptly following the execution of this Agreement, Purchaser shall deliver to Seller a Letter of Credit made in favor of the Seller in the amount of one million dollars ($1,000,000), as a deposit toward payment of the Cash Purchase Price.

                  SECTION 2.6. PAYMENT OF AGGREGATE PURCHASE PRICE.

                  (a) At the Closing, Purchaser shall:

                         (i) authorize the Payment of the Letter of Credit to
                    Seller as and for a portion of the Purchase Price;

                         (ii) pay the balance of the Cash Purchase Price; and

                         (iii) cause Value City to issue the Stock Consideration
                    to the Seller.

                  (b) Any and all sums to be paid by Purchaser at Closing shall be paid by wire transfer to Seller or as otherwise designated by Seller in writing not less than two (2) business days prior to Closing.

                  (c) The Installment Purchase Price shall be paid by Purchaser in three equal annual installments beginning on the first anniversary of the Closing Date, by wire transfer to Seller or as otherwise designated by Seller in writing not less than two (2) Business Days prior to the date such payment becomes due, except to the extent such Installment Purchase Price is subject to a Purchase Price Adjustment and provided, however, that the payment of the Installment Purchase Price, or any remaining payments due in connection with the Installment Purchase Price, shall accelerate and become immediately due and payable upon the consummation of a sale of all or substantially all of the assets, a sale of all or substantially all of the shares of capital, or a liquidation, of Purchaser.

                  SECTION 2.7. ALLOCATION OF PURCHASE PRICE. The parties agree to allocate the cash portion of the Purchase Price for use by the parties in reporting the transaction contemplated by this Agreement for federal and state tax purposes within thirty (30) days after the Closing Date; PROVIDED, HOWEVER, if the parties cannot agree on such allocation, such allocation shall be made by an accounting firm of nationally recognized standing mutually agreeable to the parties, which determination shall be final, and whose fees and expenses shall be split equally between the parties.

                  SECTION 2.8. PURCHASER'S RIGHT TO ELIMINATE LEASES. Notwithstanding anything to the contrary set forth in this Agreement, Purchaser shall have the right through and including the Closing Date to eliminate from the Purchased Assets hereunder, for any reason whatsoever, up to four (4) Leases, provided, however, that Purchaser shall not cause Seller to violate the provisions of the Downtown Boston Lease with regard to which Leases are eliminated. All Merchandise located in a Store which Lease is eliminated by Purchaser shall be included in the Purchased Assets and such Merchandise shall be included in the Final Inventory. No later than the Closing Date, Purchaser shall notify Seller of its final determination for all Leases pursuant to this
Section 2.8, and after such date, this Section 2.8 shall be deemed to have been waived with respect to all Leases for which timely notice has not been given hereunder. There shall be an adjustment to the Purchase Price relating to the elimination of any such Leases to be calculated by the product of 50% of the estimated amount of rejection damage claims relating to such rejected Lease(s) (as calculated in accordance with section 502(b)(6) of the Bankruptcy Code) multiplied by $0.19, to be adjusted upon final allowance of such rejection claim so that Seller receives from Purchaser an amount equal to the product of (x) the allowed amount of such rejection claim, multiplied by (y) the lesser of $0.19 or the actual percentage recovery of the unsecured creditors of the Seller under a confirmed chapter 11 plan for Seller. Seller shall promptly deliver to Purchaser the net proceeds, after cure costs, of the sale of any eliminated Lease(s) upon the consummation of such sale(s). Upon the occurrence of the Closing Date, Seller shall be responsible for any obligations under any of the four potential rejected Leases relating to and prorated to only cover the period from the Effective Date to the 14th day following delivery of notice to Seller that Purchaser does not intend to accept an assignment of such Leases.

                  SECTION 2.9. ASSUMPTION OF CONTRACTS. As soon as possible, but no later than five (5) Business Days prior to the Closing Date, Purchaser shall present to Seller a list of those contracts that shall be assumed by and assigned to Purchaser (the "Assumed Contracts"), and shall identify those contracts that Purchaser reserves the right to assume (the "Deferred Contracts"). Purchaser shall have 90 days after the Closing Date to elect to have a Deferred Contract assumed and assigned to it and assumed by it, PROVIDED, HOWEVER, that Purchaser shall be responsible for all actual costs and expenses arising from and after the Closing Date under a Deferred Contract until such time as Purchaser assumes such Deferred Contract or notifies the Seller of its rejection of such Deferred Contract during such 90 day period. Upon the occurrence of the Closing Date, Seller shall be responsible for any obligations under any of the rejected contracts relating to and prorated to only cover the period from the Effective Date to the 14th day following delivery of notice to Seller that Purchaser does not intend to accept an assignment of such contracts.

                  SECTION 2.10. CASUALTY AND CONDEMNATION. In the event of any damage or destruction by reason of any casualty to any of the Purchased Assets after the date hereof and prior to the Closing Date, or if prior to the Closing Date there shall be any taking by condemnation or eminent domain of any of the Stores, Purchaser shall receive and have the right to receive all insurance or other proceeds of any nature whatsoever payable in connection with such casualty or taking.

                  SECTION 2.11. REGISTRATION RIGHTS AGREEMENT. Seller and Purchaser agree that with respect to the shares of Common Stock comprising the Stock Consideration, the parties shall execute a Registration Rights Agreement pursuant to which the Purchaser will provide certain registration rights under the Securities Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller represents and warrants (except to the extent such representations and warranties relate to Stores eliminated pursuant to Section 2.8) to Purchaser as of the date hereof and as of the Closing as follows:

                  SECTION 3.1. AUTHORITY OF SELLER. Each Seller is a corporation validly existing and in good standing under the laws of the state of Massachusetts. Subject to the approval of the Bankruptcy Court, Seller has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, and the execution and delivery by Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller, and this Agreement constitutes, and each of the Ancillary Agreements upon its execution will constitute, the legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject to issuance of the Order. Subject to any necessary authorization from the Bankruptcy Court, Seller has full corporate power and authority to own its properties and to carry on the Business presently being conducted by it.

                  SECTION 3.2. NO CONFLICT OR VIOLATION.

                  (a) The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which Seller is a party do not and will not violate or conflict with any provision of the Certificate of Incorporation or By-laws (or equivalent documents) of Seller and, assuming that the consents, waivers, authorizations, approvals, declarations, filings and registrations referred to in Section 3.3 are obtained or made, do not and will not (i) violate, in any material respect, any provision of law, or any order, judgment or decree of any court or other Governmental Agency applicable to such Seller, or (ii) except as permitted by the Order, violate or result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any Assigned Lease, loan agreement, mortgage, security agreement, indenture or other instrument as to which any of the Purchased Assets is subject.

                  (b) Seller has not entered into any other agreement to sell the Purchased Assets.

                  SECTION 3.3. CONSENTS AND APPROVALS. To Seller's Knowledge, except for consents, approvals or authorizations of, or filings with, the Court, or as required by the HSR Act, no notice to, filings with, authorization of, exemption by, or consent of any Governmental Agency is required in order for Seller to consummate the transactions contemplated hereby.

                  SECTION 3.4. COMPLIANCE WITH LAW. To Seller's Knowledge, the Purchased Assets and Seller's use of the Leased Property comply in all material respects with all laws, regulations, orders, and other legal requirements applicable to the Business.

                  SECTION 3.5. SUFFICIENCY AND TITLE TO THE PURCHASED ASSETS.

                  (a) The Purchased Assets constitute all of the assets and property used or held for use in the Business, except for the Excluded Assets, and Seller at the Closing Date will have good and valid title to each of the Purchased Assets.

                  (b) The entry of the Order and the delivery to Purchaser of the instruments of transfer of ownership contemplated by this Agreement will vest good and valid title to the Purchased Assets in Purchaser, free and clear of all claims and interests in the Purchased Assets including all Liens thereon.

                  SECTION 3.6. INTELLECTUAL PROPERTY.

                  (a) Schedule 3.6(a) sets forth a true and complete list of all material Intellectual Property which is currently used by Seller in the operation of the Business (the "Material Intellectual Property"), specifying, as to each, as applicable, (i) the nature of such Material Intellectual Property right, (ii) the registration or application numbers, (iii) a brief description of such Material Intellectual Property right, and (iv) the owner of such Material Intellectual Property right.

                  (b) Seller owns and/or has the exclusive right to use by license, sublicense, agreement or other permission all of the Material Intellectual Property.

                  (c) Seller has not taken any action (or failed to take any action), conducted the Business, or used or enforced any of the Material Intellectual Property, in each case in a manner that would result in the abandonment, cancellation, forfeiture, relinquishment, or unenforceability of any of the Material Intellectual Property.

                  (d) Seller has taken reasonable steps to protect Seller's rights in and to each of the items listed on Schedule 3.6(a) that it owns and to prevent the unauthorized use thereof by any other Person. To Seller's Knowledge, no other person has infringed or is infringing on any of the Material Intellectual Property in a manner having or that would reasonably be expected to have a Material Adverse Effect.

                  (e) To Seller's Knowledge, all items listed on Schedule 3.6(a) that Seller owns that have been registered have been effectively registered in accordance with all applicable material legal requirements and are currently in compliance in all material respects with all applicable legal requirements (including as to payment of maintenance fees and the like).

                  (f) Except as set forth on Schedule 3.6(f), Seller has not been charged with nor is, to the Seller's Knowledge, threatened to be charged with, with respect to the trademarks, service marks, trade names, patents and copyrights listed on Schedule 3.6(f), the infringement or other violation of the intellectual property rights of any other Person having or that would reasonably be expected to have a Material Adverse Effect. Seller is not aware of any intellectual property rights of any other Person that would be infringed or misappropriated by the operation of the Business as presently conducted and as presently contemplated to be conducted.

                  (g) Seller represents that it holds good title to the Material Intellectual Property, free and clear of all Liens. Seller further represents that there are no interferences, challenges, proceedings or infringement suits pending or, to the best of its Knowledge, threatened with respect to said Material Intellectual Property, and Seller is not aware of any conflict with the rights of others that would result from its use. Seller warrants and represents that it has not granted a currently existing express or implied license to any party with respect to the Material Intellectual Property.

                  (h) Schedule 3.6(h) sets forth a true and complete list of all software that is owned exclusively by Seller ("Owned Software"), and all software that is used by Seller in the Business that is not exclusively owned by Seller (collectively, the "Licensed Software"), excluding software available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $1,000 (collectively, "COTS Software").

                  (i) Schedule 3.6(i) contains a true and complete list of all agreements pertaining to any material intellectual property (other than that covering COTS Software) used or practiced by Seller in the Business as to which a person other than Seller owns any intellectual property rights (the "Licensed Intellectual Property Agreements"). Except as may be set forth in Schedule 3.6(i), all Licensed Intellectual Property Agreements are, and until the Closing will remain in full force and effect, and Seller is not in material breach thereof, there are no notices of any disputes or disagreements with respect to any Licensed Intellectual Property Agreement, and the rights licensed under each Material Intellectual Property Agreement are assignable to Purchaser and shall be exercisable by Purchaser after the Closing to the same extent exercisable by Seller prior to the Closing.

                  (j) Seller warrants and represents that from and after the Closing, they will cease from all use of the Material Intellectual Property in any way, and thereafter

Seller shall at no time adopt or use, without the prior written consent of Purchaser, any word or mark which is likely to be similar to, or confused with the Intellectual Property.

                  (k) Schedule 3.6(k) sets forth all Intellectual Property of the Seller not otherwise considered Material Intellectual Property. As of the Closing Date, Debtor owns or has right to use all Intellectual Property necessary to continue to conduct the Business as now or heretofore conducted by it or proposed to be conducted by it.

                  SECTION 3.7. BROKERS. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Purchaser in connection with the transactions contemplated by this Agreement.

                  SECTION 3.8. [Intentionally Omitted]

                  SECTION 3.9. ABSENCE OF CERTAIN CHANGES. Pending the Effective Date, Seller shall operate the Business in the ordinary course of business and consistent with past practices including not taking any markdowns out of the ordinary course of business.

                  SECTION 3.10. LABOR MATTERS AND EMPLOYEES.

                  (a) There is no labor dispute relating to the Business, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business, which employees are not subject to a collective bargaining agreement or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to employees of the Business. Other than an agreement related to certain employees of the Downtown Boston Store, Seller is not a party to any collective bargaining agreement relating to any of its employees.

                  (b) Except as set forth on Schedule 3.10(b), no employee of Seller will become entitled to any retirement, severance or similar benefit or enhanced benefit under any Plan solely as a result of the transactions contemplated hereby which will become a liability of Purchaser.

                  SECTION 3.11. ENVIRONMENTAL LIABILITIES. Except as set forth on Schedule 3.11, to the Knowledge of Seller (i) no pollutant, contaminant or hazardous material has been deposited, leaked, released, or disposed of at, on or under any real property now owned, leased or operated by Seller, which may reasonably be expected to result in a Material Adverse Effect ; (ii) no property
(a) now owned, leased or operated by Seller, (b) to which any pollutant, contaminant or hazardous material located on or resulting from the use of any Purchased Assets have been transported, or (c) to which Seller has, directly or indirectly, transported such substances, is listed or proposed for listing on any federal, state, local or foreign list of sites requiring material investigation or cleanup; and (iii) there has been no material environmental investigation, study, audit, test, review or other analysis conducted in relation to any Purchased Assets which have not been delivered to Purchaser.

                  SECTION 3.12. LEASES.

                  (a) Except as set forth in Section 3.12(d), Seller has furnished to Purchaser true, correct and complete copies of the Leases, together with all amendments related thereto. Each Lease is valid, binding and in full force and effect, enforceable by the lessee in accordance with its terms. All undisputed rentals due and payable under each Lease have been paid, or will be cured in accordance with the Order. Seller is the lessee under each Lease.

                  (b) To Seller's Knowledge, the Stores and the assets located therein, are in compliance in all material respects with all applicable federal, state and local laws, the failure of which compliance would result in a material impediment to occupancy or operation of the Stores.

                  (c) To Seller's Knowledge, Seller does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose the property demised under any of the Leases that would supercede this Agreement (except as provided for in the Downtown Boston Lease, which will not affect Seller's ability to transfer such Downtown Boston Lease to Purchaser in accordance with the terms of this Agreement or Purchaser's full use and occupation of the existing Leased Properties). Except as specifically set forth in the Leases and Lease files maintained at the Seller and recorded documents, there are no other agreements or understandings, oral or otherwise, relating to the Leases which will be enforceable against Purchaser after the Closing Date.

                  (d) To Seller's Knowledge, there are no pending or threatened condemnation or similar proceedings, with respect to the premises demised under any of the Leases. Except as disclosed in the Leases, Seller has no Knowledge of any noncompliance by the lessors of the premises demised under the Leases with applicable laws relating to asbestos, petroleum and hazardous wastes, PCB's or other hazardous substances that could result in any material liability with respect to Seller or Purchaser.

                  (e) As to any documents relating to the Leased Properties that have not been supplied to Purchaser prior to the date hereof, there are no provisions in such documents that would cause material impediment to the occupancy or operation of the Stores by the Purchaser. Seller shall use all reasonable efforts to supply such missing documents to Purchaser as soon as possible after the date hereof.

                  SECTION 3.13. SURVIVAL. Each of the representations and warranties of Seller shall survive the Closing for a period of 6 months after the Closing Date, except for the representations and warranties contained in
Section 3.11, which shall survive the Closing for a period of one year after the Closing Date (the "SURVIVAL PERIOD").

                  SECTION 3.14. ISSUANCE OF COMMON STOCK. Seller acknowledges that the sale of the Stock Consideration issued hereunder has not been registered under the Securities Act, and that the Stock Consideration may not be sold, transferred, offered for sale or otherwise disposed of without registration under the Securities Act, pursuant to an exemption therefrom or in a transaction not subject thereto.

                  SECTION 3.15. "AS IS PURCHASE" Purchaser hereby acknowledges and agrees that except as otherwise expressly provided in this Agreement; (i) Seller makes no representation or warranty whatsoever, express or implied with respect to any matter relating to the Purchased Assets; and (ii) Purchaser accepts the Purchased Assets "As Is," "Where Is" (except as otherwise agreed to herein), and "With Faults."

                                   ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser represents and warrants to Seller as follows:

                  SECTION 4.1. AUTHORITY OF PURCHASER. Purchaser is a corporation, validly existing, and in good standing under the laws of the State of Delaware. Purchaser has full corporate power and authority to execute and deliver this Agreement, and the execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and this Agreement constitutes the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the enforceability of specific remedies. Purchaser has full corporate power and authority to own its properties and to carry on the business presently being conducted by it.

                  SECTION 4.2. NO CONFLICT OR VIOLATION. The execution, delivery and performance by each of Purchaser of this Agreement and the Ancillary Agreements do not and will not violate or conflict with any provision of the Certificate of Incorporation or By-laws of Purchaser, and will not violate in any material respect any provision of law, or any order, judgment or decree of any court or other Governmental Agency applicable to Purchaser, or violate, or result in a material breach of or constitute (with due notice or lapse of time or both) a default under any material loan agreement, mortgage, security agreement, indenture or other instrument to which Purchaser is a party or by which it is bound.

                  SECTION 4.3. AVAILABILITY OF FUNDS. Purchaser will at Closing have available funds sufficient to allow it to pay its obligations pursuant to
Section 2.2 at the times and in the manner set forth in this Agreement.

                  SECTION 4.4. LITIGATION. There are no actions, causes of action, claims, suits, proceedings, orders, writs, injunctions, or decrees pending or, to the knowledge of Purchaser, threatened against Purchaser at law or in equity or before or by any Governmental Agency, which seeks to restrain or enjoin the consummation of the transactions contemplated hereby or that shall otherwise materially adversely affect the ability of Purchaser to perform its obligations hereunder.

                  SECTION 4.5. ADEQUATE ASSURANCES REGARDING ASSIGNED LEASES. As of the Closing Date, Purchaser will use its best efforts to satisfy the conditions contained in sections 365(b)(1)(C) and (f) of the Bankruptcy Code with respect to the Assigned Leases.

                                   ARTICLE 5

                           CERTAIN COVENANTS OF SELLER

                  Except with regard to Stores that are the subject of Leases eliminated pursuant to Section 2.8, unless otherwise noted herein, Seller covenants with Purchaser that from and after the date hereof through the Closing Date or after the Closing Date, as noted herein:

                  SECTION 5.1. CONDUCT OF BUSINESS BEFORE THE CLOSING DATE. Prior to the approval of this Agreement by the Bankruptcy Court on terms satisfactory to the Purchaser, between the date hereof and the Closing Date, Seller shall not, except as required pursuant to an Order of the Bankruptcy Court, Bankruptcy Code or the DIP Facility or except with Purchaser's knowledge and consent during the term of the Interim Management Agreement, (i) make any material change in the assets, properties, rights and claims which would on the Closing Date constitute Purchased Assets or the Business as it relates to the assets, properties, rights and claims which would on the Closing Date constitute Purchased Assets, (ii) or enter into any transaction respecting the Business, other than in any such case in the ordinary course of the Business consistent with Seller's past practices, and, (iii) except with regard to ordering more inventory, shall continue to operate the Stores and the Business as it relates to the Purchased Assets in the ordinary course of the Business and (iv) shall not under any circumstances conduct a liquidation or "GOB" sale at any of the Stores or "go dark" (Purchaser acknowledges that Seller's Mall of America (MN), National Press Building (D.C.), Connecticut Avenue (D.C.) and Mazza Gallerie (D.C.) Stores have gone "dark") or close any of the Stores subject to the Assigned Leases, PROVIDED, HOWEVER, subject to approval of the Bankruptcy Court, Seller shall conduct liquidation or "GOB" sales at the Aisle 3 Stores. The parties acknowledge that after the Effective Date, Seller's conduct relating to the Business shall be subject to and restricted by the Interim Management Agreement. Without limiting the generality of, but subject to, the foregoing, unless otherwise consented to in writing by Purchaser, Seller shall, in the ordinary course of business and consistent with past practices:

                  (a) Perform all of their material post-petition obligations under the Assigned Leases in accordance with their terms, except for obligations which are not required to be performed under the Bankruptcy Code or which are being disputed by Seller in good faith, and timely exercise any options to extend or renewals thereunder; PROVIDED, THAT, prior to Seller extending the term of any Lease pursuant to this Section 5.1(a), Seller shall obtain the approval of Purchaser to do the same. If Purchaser grants such approval hereunder, and (i) the Closing does not occur for any reason other than (A)

Seller's willful default hereunder, (B) the Bankruptcy Court's failure to approve the assignment of such Lease, or (C) a successful overbid pursuant to
Section 10.1, or (ii) Purchaser subsequently eliminates such extended Lease pursuant to Section 2.8, then in that event, Purchaser shall indemnify Seller for any actual damages incurred as a result of such Lease extension;

                  (b) Comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable to the Purchased Assets and Assumed Liabilities except where compliance is being disputed by Seller in good faith or excused by the Bankruptcy Code or other applicable law;

                  (c) Not remove, agree to remove, sell or agree to sell or otherwise transfer or permit any Person or entity to remove any Equipment or Fixtures from the Stores, Distribution Center or Aisle 3 Stores (until after completion of the GOB Sales relating to the Aisle 3 Stores), except for replacements and refurbishments in the ordinary course of business;

                  (d) (i) Not amend or modify, in any material respect, or terminate any of the Assigned Leases or agree or consent to any material amendments or modifications or terminations thereof, without Purchaser's consent, not to be unreasonably withheld or delayed and (ii) promptly notify Purchaser of any amendment or modification to any Assigned Lease;

                  (e) Not amend or modify the terms of the DIP Facility without the express written consent or approval of Purchaser, not to be unreasonably withheld or delayed;

                  (f) Not change, in any material respect, any of their methods or procedures relating to accounting for accounts receivable or Merchandise in the Business;

                  (g) Promptly notify Purchaser if Seller receives any notices from any lessor, Governmental Agency, insurance company or any other entity indicating any material default or the need for any material repairs, alterations or improvements or any other matter that could reasonably be expected to materially and adversely affect the Purchased Assets, or that any of the Leased Properties are or may be in violation of any law;

                  (h) Promptly notify Purchaser if Seller receives any notices of or otherwise becomes aware of any condemnation proceedings affecting the Stores;

                  (i) Not enter into any material agreements that would be binding on Purchaser or affect any of the Purchased Assets other than in the ordinary course of business;

                  (j) Promptly notify Purchaser of any motion, application, pleading or Order filed by Seller or the Official Committee with the Bankruptcy Court or entered in the Cases that affects or may affect the operation of the Business or the Purchased Assets and promptly deliver a copy of any such motion, application, pleading or Order to Purchaser; and

                  (k) Maintain all insurance with respect to the Purchased Assets as in effect on the date hereof until the Closing Date.

                  SECTION 5.2. PURCHASER TO APPROVE ALL PURCHASE ORDERS FOR MERCHANDISE. Seller shall submit, on terms to be agreed upon, all proposed purchase orders for merchandise after the date hereof to Purchaser for Purchaser's approval or disapproval in its sole and absolute discretion. Purchaser shall not be required to assume the liability to pay for, or purchase on the Closing Date, any merchandise ordered after the date hereof for which it does not grant approval and such merchandise shall not be considered as Purchased Assets for purposes of this Agreement, and such merchandise and any associated liabilities shall belong to Seller.

                  SECTION 5.3. CONSENTS AND APPROVALS; PERMITS. Seller shall use its best efforts to obtain (a) entry of the Bidding Procedures Order and the Order by the Bankruptcy Court, and (b) approval, in the Bidding Procedures Order, of the obligation set forth in Article X. Seller shall use its best efforts to transfer all Permits to Purchaser necessary or required for the operation of the Business.

                  SECTION 5.4. INFORMATION AND ACCESS. Seller will permit representatives of Purchaser to have reasonable access during normal business hours after reasonable notice from Purchaser to Seller, and in a manner so as not to interfere with the normal operations, to all premises, properties, personnel, accountants, books, records, contracts and documents of or pertaining to the Business. Purchaser shall be permitted to interview such of Seller's personnel as it reasonably requires.

                  SECTION 5.5. FURTHER ASSURANCES; PRE-CLOSING AND POST-CLOSING SUPPORT. Upon the request of Purchaser at any time after the approval of the Order by the Bankruptcy Court, Seller shall forthwith execute and deliver such documents and take such actions as Purchaser or its counsel may reasonably request to effectuate the purposes of this Agreement. Subsequent to the approval of the Order by the Bankruptcy Court, and in consideration of Purchaser's agreement to close the transactions contemplated by this Agreement in a single Closing, Seller agrees that for a period of thirty (30) days following the approval of the Order by the Bankruptcy Court, Seller will provide to Purchaser, to the extent available, such responsible person or persons as are necessary or appropriate to facilitate the transition of the Business from Seller to Purchaser.

                  SECTION 5.6. BEST EFFORTS. Upon the terms and subject to the conditions of this Agreement, Seller will use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby. Without limiting the foregoing, Seller will take or cause to be taken by others all reasonable actions required (i) to complete the calculation of the Actual Net Asset Value and (ii) to obtain or satisfy all consents and to continue such efforts as may be required after the Closing Date to facilitate the expeditious transfer of legal title, or the sublease or sublicense as the case may be, of the Purchased Assets. Seller and Purchaser will promptly file documentary materials required by the HSR Act and promptly file any additional information requested as soon as practicable after receipt of request therefor.

                  SECTION 5.7. ASSIGNMENT OF LEASES. At the Closing and effective as of the Closing Date, Seller shall sell, assign and transfer to Purchaser all their rights under the Assigned Leases, free from all defaults by Seller and all claims by third parties against Purchaser or the Purchased Assets relating to any defaults by Seller thereunder.

                  SECTION 5.8. CURE OF DEFAULTS. Seller shall, on or prior to the Closing, cure any and all defaults or provide adequate assurance that they will cure any and all defaults with respect to Assigned Leases and Assumed Contracts as provided in section 365 of the Bankruptcy Code and as required by the Bankruptcy Court (and the cost to cure such defaults shall be considered an Administrative Expense hereunder) so that such Assigned Leases and Assumed Contracts may be assumed by Seller and assigned to Purchaser as applicable in accordance with the provisions of section 365 of the Bankruptcy Code and so that Purchaser shall have no obligations for defaults existing prior to the assignment.

                  SECTION 5.9. NAME CHANGE FILINGS. On the Closing Date, or as promptly as possible thereafter, Seller shall file with the Secretary of State of the state of Massachusetts an amendment to Seller's Assumed Name certificates to change its name to a name which does not contain any of the trade names assigned herein, and shall promptly provide Purchaser with evidence of such filing. In addition, Seller shall, within 30 days after the Closing Date, take such actions and file such documents as are necessary to reflect such name changes in all states in which any such Seller is qualified to do business as a foreign corporation and will deliver to Purchaser copies of such documents evidencing such name change filings. Without limiting the foregoing, Seller shall promptly change its name for all purposes related to the Cases.

                  SECTION 5.10. LANDLORDS. Seller hereby consents to Purchaser contacting, engaging in conversations with and executing conditional lease modifications and other documents with Landlords of the Stores during the period between the execution of this Agreement and the Closing Dates; PROVIDED, THAT, Seller shall not be bound by any such action of Purchaser.

                  SECTION 5.11. ADMINISTRATIVE EXPENSE BAR DATE. Seller shall promptly after the date hereof file a motion to set a Bar Date to be set for all claims against Seller arising after the Filing Date against the Seller.

                  SECTION 5.12. SALE OF AISLE 3 STORE LEASES AND FFE. Seller shall use its best efforts to cause all of the real property leases relating to the Aisle 3 Stores and the related furniture, fixtures and equipment to be sold or otherwise assigned in a commercially reasonable and prudent manner. Prior to the Closing Date, any net proceeds received by Seller from the disposition of such assets relating to the Aisle 3 Stores shall be used to reduce the Assumed Indebtedness, and shall be included in the calculation of Actual Net Asset Value for purposes of the Purchase Price Adjustment pursuant to the provisions of Section 2.2. and 2.4. Purchaser shall be consulted in connection with each such sale or assignment. After the Closing Date, any and all proceeds received by Seller from the disposition of such assets shall remain the property of Seller.

                  SECTION 5.13. AISLE 3 LIQUIDATION. Seller shall conduct liquidation or "GOB" sales of Merchandise at the Aisle 3 Stores. Seller shall obtain authorization of the Bankruptcy Court for the conduct of such sales. All proceeds from such sales (after payment of the direct expenses relating to such sales) shall be used to satisfy the Assumed Indebtedness referred to in Section 2.3.

                  SECTION 5.14. SURVIVAL. Except as otherwise provided in
Article X, each of the covenants and obligations of Seller shall survive the Closing.

                                   ARTICLE 6

                         CERTAIN COVENANTS OF PURCHASER

                  SECTION 6.1. REASONABLE EFFORTS. Upon the terms and subject to the conditions of this Agreement, Purchaser will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

                  SECTION 6.2. CONSENTS AND APPROVALS. Purchaser shall use commercially reasonable efforts to provide, at Seller's request, assistance in obtaining the Order.

                  SECTION 6.3. ADEQUATE ASSURANCES REGARDING ASSIGNED LEASES. With respect to each Assigned Lease, Purchaser shall provide adequate assurance as required under the Bankruptcy Code of the future performance of such Assigned Lease by Purchaser. Purchaser agrees that it will promptly take all actions as are reasonably required by Seller to assist in obtaining the Bankruptcy Court's entry of the Order, such as furnishing affidavits, non-confidential financial information or other documents or information for filing with the Bankruptcy Court and making Purchaser's employees and representatives available to testify before the Bankruptcy Court, with respect to demonstrating adequate assurance of future performance by Purchaser under the Assigned Leases.

                  SECTION 6.4. CERTAIN EMPLOYEES. Purchaser agrees that it may interview and have the option to offer employment in comparable positions with substantially comparable pay to the employees employed in the Business of Seller as of the Closing Date, including but not limited to Store Managers, Assistant Store Managers, Distribution Center Mangers, Distribution Center Assistant Managers and Sales Associates, but Purchaser shall be under no obligation to offer employment to any of Seller's employees and provided that the offer of employment to any employee shall not be deemed to be an assumption of any collective bargaining agreement. Purchaser shall provide Seller with five (5) Business Days notice prior to severing any employee. In the event Purchaser severs any employee of Seller prior to the Closing Date and subsequently rehires such person within twelve (12) months thereafter, Purchaser will reimburse Seller for any severance payments made to such employee.

                  SECTION 6.5. CERTAIN PAYMENTS. In the event Purchaser determines not to assume the liability of Seller under (i) its agreement with the employees of the Downtown Boston Store or (ii) its employment agreements and related retention agreements with Steven Siegel and Samuel Gerson, Purchaser shall, upon allowance by final Order of the Bankruptcy Court of any rejection damage claims relating to such agreements, pay to Seller's estate any amounts owed upon final allowance of any such claims, equal to the product of (x) the allowed rejection damage claims, multiplied by (y) the actual percentage recovery of the unsecured creditors of the Seller under a confirmed chapter 11 plan for Seller (prior to consideration of such rejection claim).

                  SECTION 6.6. COLLECTION OF RECEIVABLES. In the event any accounts receivable existing as of the Effective Date and reflected in the calculation of Actual Net Asset Value are materially past due, the Official Committee shall have the right to make demand upon Purchaser to initiate and pursue collection proceedings with respect to such receivable. In the event Purchaser has not initiated a collection proceeding within 45 days thereafter, the Official Committee shall have the right to initiate and pursue such collection proceedings in the Purchaser's stead. Any recoveries resulting from such collection proceeding shall belong and be immediately paid to Purchaser.

                  SECTION 6.7. FURTHER ASSURANCES. Upon the request of Seller at any time after the Closing Date, Purchaser shall forthwith execute and deliver such documents as Seller or its counsel may reasonably request to effectuate the purposes of this Agreement, including cooperating with Seller to file and record all trademark and trade name assignments in the U.S. Patent and Trademark Office, which filing costs shall be paid by Purchaser. Upon request of Seller or the Official Committee, Purchaser shall provide Seller reasonable access to the books, records and employees of the Business, to the extent necessary for Seller to wind down its estate.

                                   ARTICLE 7

                       CONDITIONS TO SELLER'S OBLIGATIONS

                  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (unless waived in writing by Seller) of each of the following conditions on or prior to the Closing Date:

                  SECTION 7.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date in all material respects as though such representations and warranties were made on and as of the Closing Date. Purchaser shall have delivered to Seller a certificate signed by officers of Purchaser, dated the Closing Date, to the foregoing effect; provided, that, absent willful misconduct or fraud, such officers shall not have any personal liability arising out of or resulting from such certificate.

                  SECTION 7.2. COMPLIANCE WITH AGREEMENT. Purchaser shall have performed and complied in all material respects (and in all respects in the case of Article 2 hereof) with all covenants and conditions to be performed or, complied with by it on or prior to the Closing Date. Purchaser shall have delivered to Seller a certificate signed by an officer of Purchaser, dated the Closing Date, to the foregoing effect.

                  SECTION 7.3. CONSENTS. The Bankruptcy Court's entry of the Order (which is addressed in Article X) shall have been duly obtained and shall be in full force and effect on the Closing Date .

                  SECTION 7.4. HSR ACT. All filings under the HSR Act shall have been made and any required waiting period under such laws (including any extensions thereof obtained by request or other action of any governmental authority) applicable to the transactions contemplated hereby shall have expired or been earlier terminated.

                  SECTION 7.5. CORPORATE DOCUMENTS. Seller shall have received from Purchaser (i) copies of the Certificates of Incorporation and Bylaws of Purchaser and resolutions duly adopted by the board of directors of Purchaser approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and such resolutions shall be in full force and effect as of the Closing Date, certified by the Secretary of Purchaser, and (ii) a certificate of incumbency of the officers of Purchaser.

                  SECTION 7.6. GUARANTY OF VALUE CITY. Value City shall unconditionally and irrevocably guaranty to Seller Purchaser's obligation to pay
(a) at Closing the Cash Purchase Price, the Stock Consideration and the Letter of Credit Deposit (as applicable) and (b) any Administrative Expenses and Priority Unsecured Claims that are Assumed Liabilities and that remain unpaid thirty (30) days after the Closing Date. The obligations, covenants, agreement and duties of Value City shall be joint and several with Purchaser, shall be irrevocable, absolute, and unconditional, shall remain in full force and effect until payment in full of all payments set forth above, and shall in no way be affected or impaired by reason of the happening from time to time of any other event, other than the termination of this Agreement.

                  SECTION 7.7. CREDIT CARD RECEIVABLES AGREEMENT. Purchaser shall have used its commercially reasonable efforts to continue or otherwise replace the Seller's credit card receivables agreement with Monogram Credit Card Bank of Georgia in order that Seller's liability under such agreement shall be eliminated.

                  SECTION 7.8. ENTRY OF THE ORDER. (i) The Bankruptcy Court shall have entered the Order, (ii) the Order shall not be stayed; and (iii) the Order shall not modify the terms and conditions of this Agreement or the transactions contemplated hereby in any way that adversely affects Seller.

                  SECTION 7.9. EXECUTION AND APPROVAL OF AGREEMENTS. Purchaser shall have duly authorized and executed and delivered to Seller this Agreement and each Ancillary Agreement, including but not limited to the Interim Management Agreement, and such Ancillary Agreements shall be approved by the Bankruptcy Court.

                                   ARTICLE 8

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

                  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Purchaser) of each of the following conditions on or prior to the Closing Date:

                  SECTION 8.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing Date in all material respects as though such representations and warranties were made on and as of the Closing Date, except for those which will not, individually or in the aggregate, have a material adverse effect on the value of Purchased Assets or Purchaser's ability to operate the Business on and after the Effective Date . Seller shall have delivered to Purchaser a certificate signed by the Chief Executive Officer or the Chief Financial Officer of Seller, dated the Closing Date, to the foregoing effect; provided, that, absent willful misconduct or fraud, none of such individuals shall have any personal liability arising out of or resulting from such certificate.

                  SECTION 8.2. HSR ACT. All filings under the HSR Act shall have been made and any required waiting period under such laws (including any extensions thereof obtained by request or other action of any governmental authority) applicable to the transactions contemplated hereby shall have expired or been earlier terminated.

                  SECTION 8.3. COMPLIANCE WITH AGREEMENT. Seller shall have performed and complied in all material respects with all material covenants and conditions to be performed or complied with by them on or prior to the Closing Date and shall have delivered to Purchaser a certificate signed by an executive officer of each of Seller, dated the Closing Date, to the foregoing effect, provided, that, absent willful misconduct or gross negligence, none of such individuals shall have any personal liability arising out of or resulting from such certificate.

                  SECTION 8.4. NO ADVERSE PROCEEDING. As of the Closing Date, there shall not have been instituted or be pending any suit, action or other proceeding by any Governmental Agency in which it is sought to restrain or prohibit the transactions contemplated by this Agreement.

                  SECTION 8.5. CORPORATE DOCUMENTS. Purchaser shall have received from Seller (i) copies of the Certificate of Incorporation and By Laws of Seller and resolutions duly adopted by the board of directors of Seller approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and such resolutions shall be in full force and effect as of the Closing Date, certified by the Secretary of the Seller; and (ii) a certificate of incumbency of the officers of Seller.

                  SECTION 8.6. ENTRY OF THE ORDER. (i) The Bankruptcy Court shall have entered (i) the Bidding Procedures Order; (ii) the Order; (iii) the Order shall not be stayed; and (iv) the Order as entered by the Bankruptcy Court, shall not modify the terms and conditions of this Agreement or the transactions contemplated hereby in any way that materially adversely affects Purchaser, in its reasonable good faith judgment.

                  SECTION 8.7. EXECUTION AND APPROVAL OF AGREEMENTS. Seller shall have duly authorized and executed and delivered to Purchaser this Agreement and each Ancillary Agreement, including but not limited to the Interim Management Agreement, and such Ancillary Agreements shall be approved by the Bankruptcy Court and shall not have been terminated by Seller prior to the Closing Date.

                  SECTION 8.8. MATERIAL ADVERSE EFFECT. No Material Adverse Effect shall have occurred after the date hereof. For the purposes hereof, it shall be considered a Material Adverse Effect (a)(i) if less than 50% of those employees designated as "Store Managers" by the Seller as of the date hereof shall no longer be employed as of the Closing Date and (ii) if less than 50% of those employees designated as "Distribution Center Managers" by the Seller as of the date hereof shall no longer be employed as of the Closing Date, PROVIDED, HOWEVER, that any such employees on the Effective Date for which Purchaser does not offer employment (on comparable terms and conditions) or prior to the Closing Date shall not be considered employees on the date hereof, (b) if the Downtown Boston Lease shall be unable to be assumed and assigned for any reason whatsoever, including but not limited to by reason of a condemnation or casualty event or (c) if the lenders under the DIP Facility do not fund under the DIP Facility in a manner sufficient for Purchaser to operate the Business pursuant to the Interim Management Agreement.

                  SECTION 8.9. CALCULATION OF ACTUAL NET ASSET VALUE. The calculation of the Actual Net Asset Value shall have been completed as soon as possible after the date hereof, but no later than 10 days prior to the Closing Date.

                  SECTION 8.10. KEY EMPLOYEES. Purchaser shall have entered into employment arrangements with Samuel Gerson and Steven Siegel, on terms acceptable to Purchaser.

                  SECTION 8.11. DELIVERIES AT CLOSING. The delivery by Seller, at the Closing, of the following, to the extent they are in Seller's possession or control (except with regard to Leases eliminated pursuant to Section 2.8):

                         (i) all original Assigned Leases;

                         (ii) all keys for the Stores;

                         (iii) all security and alarm codes;

                         (iv) all Ancillary Agreements executed by Seller
                    including assignments for each trademark in recordable form approved by the U.S. Patent and Trademark Office, from the proper entity holding title to such trademarks and trade names;

                         (v) satisfactory arrangements for the shipping of all
                    Merchandise and Supplies constituting Purchased Assets which are not located at a Store at the time of Closing to one distribution center of Purchaser (such shipping to be at Seller's sole cost and expense); and

                         (vi) proper chain of title for trademarks and trade
                    names, copies of original certificates of trademark, original renewal certificates, copies of any prior assignments in recordable form with the U.S. Patent and Trademark Office, copies of all design work with respect to any marks with special designs, samples of any labels, hangtags, bags or other advertisements with respect to each mark and name, the date each mark and name was first used in interstate commerce and whether they are still being used, and pictures of store signs for "Filene's Basement".

                  SECTION 8.12. RELEASE OF LIENS. Seller shall have requested General Electric Capital Corporation and Paragon Capital LLC to deliver to Purchaser all UCC-3 releases and other release or termination documents, including those necessary to file with the U.S. Patent and Trademark Office, necessary to reflect the release of Liens in the Purchased Assets effected by the Order, upon payment of the Assumed Indebtedness relating to the DIP Facility.

                                   ARTICLE 9

                            THE CLOSING; TERMINATION

                  SECTION 9.1. THE CLOSING. The closing of the purchase and sale of the Purchased Assets shall proceed as follows:

         The closing for the purchase and sale of all Purchased Assets shall be held within two (2) days after all of the conditions precedent in Articles VII and VIII have been satisfied or waived (the "CLOSING DATE") and shall be deemed to have occurred at 12:00 AM Eastern Daylight Time at the beginning of the Closing Date and shall be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York or at such other place and at such time and on such date mutually agreeable to the parties hereto. Unless otherwise agreed by the Purchaser, the Closing Date shall occur no later than March 15, 2000.

                  SECTION 9.2. TERMINATION. Anything in this Agreement to the contrary notwithstanding, this Agreement and the transactions contemplated hereby may be terminated in any of the following ways at any time before the Closing and in no other manner:

                  (a) By mutual written consent of Purchaser and Seller;

                  (b) By either Purchaser or Seller if the Closing shall not have occurred on or prior to March 15, 2000 (or such later date as shall be mutually agreed to by the parties);

                  (c) By Purchaser if Seller (i) is in material breach of any aspect of any of its representations or warranties made in this Agreement, or
(ii) is in material violation or default of any of their covenants or agreements in this Agreement and such violation or default is not cured on or prior to the Closing Date, provided Seller shall have at least five (5) days written notice of such violation or default;

                  (d) By Seller if Purchaser (i) is in material breach of any aspect of any of its representations or warranties made in this Agreement, or
(ii) is in material violation or default of any of its covenants or agreements in this Agreement and such violation or default is not cured on or prior to the Closing Date, provided purchaser shall have at least five (5) days written notice of such violation or default;

                  (e) By Purchaser if Seller is unable to deliver a final Order of the Bankruptcy Court on or prior to March 10, 2000;

                  (f) By Purchaser if Seller is unable to obtain an Order to assign any Assigned Lease, except for those Leases rejected by the Purchaser pursuant to Section 2.8 or except as provided in Section 2.10;

                  (g) By Purchaser or Seller if the Actual Net Asset Value shall be less than $(32,575,000) at the Closing Date; or

                  (h) By Purchaser if Seller is unable to deliver (a)(i) an Order of the Bankruptcy Court approving the Interim Management Agreement or (ii) the Bidding Procedures Order approving, INTER ALIA, the Break-Up Fee, both of which Orders must be entered by the Bankruptcy Court on or before February 4, 2000 and (b) an Order of the Bankruptcy Court approving the "GOB" sale in connection with the Aisle 3 Stores, which Order must be entered by the Bankruptcy Court on or before February 4, 2000.

                  SECTION 9.3. EFFECTS OF TERMINATION.

                  (a) Except with regard to the Letter of Credit Deposit as set forth in clauses (b) and (c) below, in the event this Agreement is terminated pursuant to Section 9.2, all further obligations of the parties hereunder shall terminate. However, notwithstanding anything herein to the contrary, if such termination shall result from the willful failure of any party to perform a covenant of this Agreement, such party shall be liable for any and all Damages incurred or suffered by the other party as a result of such failure to perform PROVIDED, THAT, no party hereto shall be liable for any incidental, consequential, special or punitive damages.

                  (b) If this Agreement is terminated as a result of Section 9.2(a), (b), (c), (e), (f), (g) or (h), Seller shall immediately cause the cancellation or otherwise return the Letter of Credit Deposit to Purchaser. Except as provided in Section 9.3(a), upon the return of the Letter of Credit Deposit, neither party shall be liable to the other party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to this Agreement.

                  (c) If this Agreement is terminated pursuant to Section 9.2(d), Seller shall be entitled to draw upon the Letter of Credit Deposit (including any interest earned thereon), following entry of a final Order of the Bankruptcy Court determining that this Agreement was properly terminated by Seller under Section 9.2(d).

                  (d) The provisions of this Section 9.3 shall survive any termination hereof pursuant to Section 9.2.

                                   ARTICLE 10

         COSTS; BREAK UP FEE; SOLICITATION; TOPPING FEE; COURT APPROVAL

                  SECTION 10.1. BANKRUPTCY COURT APPROVAL OF SALE PROCEDURES. Promptly following the date hereof (and in no event later than one (1) Business Day thereafter), Seller will file a motion (the "SALE PROCEDURE MOTION") with the Bankruptcy Court requesting the entry of the Bidding Procedure Order (i) fixing the time, date, and location of a hearing (the "APPROVAL HEARING") to approve Seller's consummation of this Agreement, (ii) fixing the time and date of an auction (the "AUCTION") to be held one to three days before the Approval Hearing at which higher and better offers may be presented to Seller, (iii) providing that if Seller receives from a third party a higher and better offer at the Auction, and such third party offer is subsequently approved by the Bankruptcy Court and closes as provided by its terms or does not close and Seller is entitled to retain such third party's deposit, then Purchaser will be entitled to receive from Seller (w) a flat fee payment (not dependent on amounts actually expended or incurred by Purchaser) in cash or other immediately available good funds in the amount of $2,000,000, (x) reimbursement of Purchaser for its actual expenses incurred in connection with this transaction, up to a maximum of $500,000, including, without limitation, coach airfare and reasonable travel expenses, outside legal, accounting and other professional fees and expenses, costs incurred in Purchaser's due diligence investigation of Seller's expenses, costs incurred in connection with obtaining financing commitments and
(y) all management fees and other amounts owed pursuant to the Interim Management Agreement (including but not limited to outstanding invoices for Merchandise shipped by one or more affiliates of Purchaser to Seller after the Effective Date)(collectively the "BREAK-UP FEE"), which payments shall be made to Purchaser concurrently with the consummation of such third party sale or termination if Seller is permitted to retain their deposit, (iv) no prospective purchaser will be permitted to bid at the Auction unless such party has been deemed "financially qualified" by the Official Committee's investment advisors, BDO Seidman LLP (v) no prospective purchaser who bids for the Purchased Assets at Auction shall be entitled to purchase the Purchased Assets unless such prospective purchaser (a) posts a $3 million deposit; (b) offers to purchase the Purchased Assets for consideration which is greater than the consideration set forth in this Agreement (including all cash, non-cash consideration and assumed liabilities) by at least the sum of (x) the Break-Up Fee plus (y) $1.5 million, and otherwise on terms at least as favorable to Seller as those set forth in this Agreement, and (v) after any initial overbid, all further overbids must be in increments of at least $500,000.00. Should overbidding take place, Purchaser shall have the right, but not the obligation, to participate in the overbidding and to be approved as the overbidder at the Approved Hearing based upon any such overbid. Following the filing of the Sale Procedure Motion, Seller shall use its best efforts to obtain the Bidding Procedures Order. Seller agrees that the Break-Up Fee is in the best interests of Seller and its estate, among other reasons, because the establishment of the Break-Up Fee enhanced the bidding process and aided in establishing the highest possible purchase price; and aided in negotiating with Purchaser the highest possible bid for the assets.

                  SECTION 10.2. BEST EFFORTS. Seller shall use its best efforts to obtain Bankruptcy Court approval of the Bidding Procedures Orders, and specifically of the Break Up Fee, and other obligations of Seller under this
Article 10, and notice requirements and other procedures relating to the sale transaction contemplated by this Agreement in advance of the hearing set by the Bankruptcy Court to consider approval of the contemplated sale. Seller shall use its best efforts to obtain approval of the entry of the Order.

                  SECTION 10.3. MOTIONS. Purchaser shall have the right to review and approve all motions, pleading, affidavits, and other documents filed with the Bankruptcy Court by Seller to approve the transactions contemplated by this Agreement.

                                   ARTICLE 11

                                 TAXES; RECORDS

                  The parties hereto hereby covenant and agree as follows:

                  SECTION 11.1. TAXES RELATED TO PURCHASE OF ASSETS. The parties recognize and acknowledge that the sale, transfer, assignment and delivery of the Purchased Assets may be exempt under section 1146(c) of the Bankruptcy Code and the Order from all state and local transfer, recording, stamp or other similar transfer taxes (collectively, "TRANSACTION TAXES") that may be imposed by reason of the sale, transfer, assignment and delivery of the Purchased Assets; provided, however, that if Transaction Taxes are assessed for any reason, then Seller shall bear the cost of such Transaction Taxes along with any recording and filing fees. Purchaser and Seller agree to cooperate to determine the amount of Transaction Taxes payable in connection with the transactions contemplated under this Agreement. Transaction Taxes shall not include any Taxes for which Seller is responsible under Section 11.2. Seller shall bear the cost of any use or sales tax that may be imposed as a result of the transactions contemplated hereby or, together with Purchaser, jointly seek to establish a basis for an exemption therefrom. Purchaser and Seller agree to cooperate in the preparation and filing of any and all required returns for or with respect to such Transaction Taxes and/or use or sales taxes with any and all appropriate taxing authorities. It is expressly agreed and understood that the Seller intends to seek Bankruptcy Court approval to exempt the transactions contemplated by this Agreement under Bankruptcy Code section 1146(c) such that the transactions will not be the subject of any transfer tax, stamp tax or similar tax.

                  SECTION 11.2. COOPERATION ON TAX AND OTHER MATTERS.

                  (a) Purchaser and Seller agrees to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Business (including access to books and records) as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to tax matters, for the preparation for and proof of facts during any tax audit, for the preparation for any tax protest, for the prosecution or defense of any suit or other proceeding relating to tax matters and for the answer of any governmental or regulatory inquiry relating to tax matters.

                  (b) Except as set forth below, Purchaser and Seller shall retain all books and records with respect to Taxes pertaining to the Purchased Assets. Each party shall provide the other with at least thirty (30) days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. Purchaser and Seller agree that they will provide access to each other and each other's attorneys, accountants and other representatives ("AUDITING PARTY") (after reasonable notice and during normal business hours) to personnel and to such files and records as Auditing Party may reasonably deem necessary to (i) properly prepare for, file, prove, answer, prosecute and/or defend any such return, filing, audit, protest, claim, suit, inquiry or other proceeding or (ii) resolve any claim against the Auditing Party. Auditing Party shall reimburse the opposite party for any reasonable out-of-pocket costs incurred by it (but not for overhead or cost of salaries or benefits of the opposite party's personnel) in providing such access.

                                   ARTICLE 12

                                 RIGHT OF OFFSET

                  SECTION 12.1. RIGHT OF OFFSET. Seller hereby agrees, in the event that (i) the parties hereto agree or (ii) the Bankruptcy Court determines that (x) any representation or warranty of Seller in this Agreement is breached; or (y) any covenant of undertaking of Seller in this Agreement remains unfulfilled; or (z) any statement contained in any certificate, schedule, exhibit, instrument, or paper delivered or to be delivered by Purchaser in connection with the transactions is untrue, and such breach, non-fulfillment or untruth shall cause Damages to be incurred by Purchaser, then, as its sole remedy, Purchaser shall be entitled to offset from each installment of the Installment Purchase Price, PRO RATA, the actual amount of such Damages, up to a maximum amount of $6,000,000, PROVIDED, HOWEVER, that Seller shall not be liable to offset for any Damages with respect to the matters contained in this Section
12.1 until such time as the Damages shall exceed an aggregate amount equal to $250,000. Notwithstanding anything to the contrary contained herein, Purchaser shall have the right to offset for


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


Damages directly related to the clean-up, remediation or removal of any pollutant, contaminant or hazardous material present at or within any of the real property Purchased Assets to the limits provided herein only to the extent that Purchaser shall not have, directly or indirectly, caused the incurrence of any such Damages, including without limitation, by reason of Purchaser's decision to renovate the real property Purchased Assets.

                                   ARTICLE 13

                            MISCELLANEOUS PROVISIONS

                  SECTION 13.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties to this Agreement made in this Agreement, subject to the exceptions thereto, will not be affected by any information furnished to, or any investigation conducted by, any of them or their representatives in connection with the subject matter of this Agreement.

                  SECTION 13.2. NOTICES. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (receipt electronically confirmed by sender's telecopy machine) if during normal business hours of the recipient, otherwise on the next Business Day, (c) three (3) Business Days after the date when sent to the recipient by reputable express courier service (charges prepaid) or (d) seven (7) Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to Seller and to Purchaser at the addresses indicated below:

       If to Seller:                      Filene's Basement Corp.
                                          Filene's Basement, Inc.
                                          40 Walnut Street
                                          Wellesley, Massachusetts 02481
                                          Steven R. Siegel
                                          Fax:  (617) 348-7130

       with a copy (which                 Mintz Levin Cohn Ferris Glovsky and
       shall not constitute               Popeo PC
       notice) to:                        One Financial Center
                                          Boston, Massachusetts 02111
                                          William Kannel, Esq.
                                          Fax:  (617) 542-2241

                                          and

                                          Chappell White LLP
                                          268 Summer Street
                                          Boston, Massachusetts 02110


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


                                          Robert C. Zinnershine, Esq.
                                          Fax:  (617) 772-9696

       If to Purchaser:                   Base Acquisition Corp.
                                          3241 Westerville Road
                                          Columbus, Ohio  43224
                                          Robert M. Wysinski
                                          Fax:  (614) 337 4681

                                          and

                                          Schottenstein Stores Corporation
                                          1800 Moler Road
                                          Columbus, Ohio 43207
                                          Irwin A. Bain
                                          Fax:  (614) 443-0972

       with a copy (which                 Weil, Gotshal & Manges LLP
       shall not constitute               767 Fifth Avenue
       notice) to:                        New York, New York 10153
                                          Adam C. Rogoff, Esq.
                                          Fax:  (212) 310-8007

       If to the Official                 Kronish Lieb Weiner & Hellman  LLP
       Committee                          1114 Avenue of the Americas
                                          New York, New York 10036-7798
                                          Lawrence C. Gottlieb, Esq.
                                          Fax: (212) 479-6000

or to such other address as any party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section.

                  SECTION 13.3. AMENDMENTS. The terms, provisions and conditions of this Agreement may not be changed, modified or amended in any manner except by an instrument in writing duly executed by each of the parties hereto.

                  SECTION 13.4. ASSIGNMENT. This Agreement is binding upon and inures to the benefit of the successors and assigns of each party to this Agreement (including any trustee appointed in respect of Seller under the Bankruptcy Code), but no rights, obligations or liabilities under this Agreement may be assigned by any party without the prior written consent of the other parties hereto, except that Purchaser shall have the right, on or prior to the Closing Date, to assign all or any portion of its rights under this Agreement (including without limitation assignments of its rights with respect to individual stores to subsidiaries to be formed), provided, however, that no such assignment shall relieve Purchaser of its obligations hereunder.

                  SECTION 13.5. ANNOUNCEMENTS. All press releases, notices to customers and suppliers and other announcements prior to the Closing Date with respect to this Agreement and the transactions contemplated by this Agreement shall be approved by both Purchaser and Seller prior to the issuance thereof, provided that any party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing party shall advise the other party prior to making such disclosure and provide such other party an opportunity to review and comment on the proposed disclosure).

                  SECTION 13.6. EXPENSES. Except as otherwise set forth in this Agreement, each party to this Agreement shall bear all of its legal, accounting, investment banking and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

                  SECTION 13.7. ENTIRE AGREEMENT. This Agreement and the Ancillary Agreements constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede and are in full substitution for any and all prior agreements and understandings between them relating to such subject matter. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

                  SECTION 13.8. DESCRIPTIVE HEADINGS. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof

                  SECTION 13.9. COUNTERPARTS. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

                  SECTION 13.10. LAW; JURISDICTION. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof for so long as Seller is subject to the jurisdiction of the Bankruptcy Court, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the Bankruptcy Court. After Seller is no longer subject to the jurisdiction of the Bankruptcy Court, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this of Agreement, and consent to the jurisdiction of the courts of the County of New York, State of New York or of the United States of America for the Southern District of New York.

                  SECTION 13.11. CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any references to any federal, state, local or foreign statute or law will also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context otherwise requires: (a) a term has the meaning assigned to it by this Agreement; (b) an accounting term not otherwise defined has the meaning assigned to it by GAAP; (c) the word "or" is not exclusive; (d) the words "include", "includes" and "including" shall be deemed to be followed by the words "without limitation"; (e) words in the singular include the plural, and in the plural include the singular; (f) provisions apply to successive events and transactions; and (g) "$" means the currency of the United States of America.

                  SECTION 13.12. SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]






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


                  IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the day and year first written above.

                                      BASE ACQUISITION CORP.

                                      By:
                                         ---------------------------------------
                                      Name:
                                           -------------------------------------
                                      Title:
                                            ------------------------------------

                                      FILENE'S BASEMENT CORP.

                                      By:
                                         ---------------------------------------
                                      Name:
                                           -------------------------------------
                                      Title:
                                            ------------------------------------

                                      FILENE'S BASEMENT INC.

                                      By:
                                         ---------------------------------------
                                      Name:
                                           -------------------------------------
                                      Title:
                                            ------------------------------------